Exhibit 99.1

February 2, 2011	Analyst Contact:	Andrew Ziola
	Media Contact:	918-588-7163 Megan Washbourne 918-588-7572

ONEOK, Inc. and ONEOK Partners
To Present at Credit Suisse Energy Summit

    TULSA, Okla. – Feb. 2, 2011 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will present at the Credit Suisse Energy Summit on Thursday, Feb. 10, 2011, in Vail, Colo.

    John W. Gibson, president and chief executive officer of ONEOK and chairman, president and chief executive officer of ONEOK Partners, will present at the conference at 7:35 a.m. Mountain Standard Time (8:35 a.m. Central Standard Time).

    The conference will be webcast and will be accessible on the ONEOK, Inc. and ONEOK Partners websites, www.oneok.com and www.oneokpartners.com.  A replay of the webcast will be archived for 30 days after the conference.

    The materials utilized at the conference will be accessible on the ONEOK, Inc. and ONEOK Partners websites, www.oneok.com and www.oneokpartners.com, on Thursday, Feb. 10, 2011, beginning at 7 a.m. Central Standard Time.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the websites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

###